                            CERTIFICATE OF AMENDMENT

                                       OF

                          CERTIFICATE OF INCORPORATION

                                     *****

     OptiCare Health Systems, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware.

     DOES HEREBY CERTIFY:

     FIRST: That at a meeting of the Board of Directors of OptiCare Health
Systems, Inc., resolutions were duly adopted setting forth a proposed amendment to the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

               RESOLVED, That the Certificate of Incorporation of this
               corporation be amended by deleting the Fourth Article, subsection
               (i) thereof and in its stead, said subsection shall be and read as follows:

                         (i) The total number of shares of stock which the
                    Corporation shall have authority to issue is eighty million
                    (80,000,000), of which stock five million (5,000,000) shares of the par value of $0.001 each, amounting in the aggregate to $5,000, shall be designated Preferred Stock (hereinafter referred to as "Preferred Stock", and of which stock
                    seventy-five million (75,000,000) shares of the par value of
                    $0.001 each, amounting in aggregate to $75,000, shall be
                    designated Common Stock (hereinafter referred to as "Common
                    Stock").

     SECOND: That thereafter, pursuant to resolution of its Board of Directors, the consent of the stockholders of said corporation was duly solicited upon written notice to all stockholders, after which consent solicitation was received, the necessary number of shares as required by statute were voted in favor of the amendment.

     THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of
Delaware.

     FOURTH: That this Certificate of Amendment of the Certificate of
Incorporation shall be effective on the date of filing such amendment.

     IN WITNESS WHEREOF, said OptiCare Health Systems, Inc., has caused this certificate to be signed by Dean J. Yimoyines, its Chairman, this 21st day of
January, 2002.

                                      OPTICARE HEALTH SYSTEMS, INC.

                                      By: /s/ Dean J. Yimoyines
                                          ---------------------------
                                          Dean J. Yimoyines, Chairman

                                                                    2.